EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD THIRD QUARTER

GREENVILLE, S.C. (January 28, 2010) - World Acceptance Corporation (NASDAQ: WRLD) today reported record results for the third quarter of fiscal 2010, including a 64.8% increase in diluted earnings per share, a 13.9% increase in gross loan balances, and a 13.3% increase in revenues for the quarter ended December 31, 2009, compared with the corresponding quarter of the prior fiscal year.

Net income for the third quarter rose 66.4% to $14.8 million compared with $8.9 million for the same quarter of the prior year.  Net income per diluted share increased 64.8% to $0.89 in the third quarter of fiscal 2010 compared with $0.54 in the third quarter of fiscal 2009.  The fiscal 2009 net income for the third quarter was revised from $10.0 million, or $0.61 per share to $8.9 million, or $0.54 per share, due to a change in an accounting principle for the Company’s convertible notes.

“World Acceptance’s strong earnings momentum was due to growth in our core business, reduced loan losses as a percentage of total loans and a substantial improvement in our expense ratios,” stated Sandy McLean, Chairman and CEO of the Company. “Our record loans outstanding benefited from increased loan volume at existing offices and additional volume from offices opened since last year.  We also experienced lower loss ratios over the past three quarters even though they are above our historical levels due to the soft economy.”

Total revenues increased to $112.3 million in the third quarter of fiscal 2010, a 13.3% increase over the $99.2 million reported in the third quarter last year.  The revenue increase was consistent with a 13.7% increase in average net loans when comparing the two quarterly periods.  Gross loans outstanding increased to a record high $838.9 million at December 31, 2009, up 13.9% from $736.2 million at December 31, 2008.

The third quarter’s results included a number of financial transactions that resulted in pretax non operating gains being approximately $1.0 million lower in fiscal 2010 than in fiscal 2009.  Fiscal 2010 results included $439,000 in net gains for the third quarter, including a $117,000 gain on the repurchase and cancellation of $1 million par value of its convertible notes and a $322,000 gain on its interest rate swaps.  Fiscal 2009 results included approximately $1.4 million in net gains for the third quarter that included a $3.0 million pre-tax gain from the sale of the Company’s $10 million foreign exchange currency option and the repurchase and cancellation of $5 million par value of its 3% convertible senior subordinated notes, partially offset by a $1.6 million loss on its interest rate swaps.

The provision for loan losses increased by 0.5% during the current quarter, to $29.6 million compared with $29.5 million for the fiscal 2009 third quarter. Net charge-offs amounted to $25.7 million, or 17.8% of average net loans on an annualized basis, compared with $24.9 million, or 19.6% of average net loans for the prior year quarter.  Delinquencies 61+ days past due decreased by 30 basis points on both a recency and contractual basis, to 3.0% and 4.3%, respectively, as of the end of the current quarter.

“We experienced a reduction in net charge-off ratios in each of the last three quarters and a steady improvement in our loss ratios during the current year,” noted Mr. McLean. “Although these are positive trends, they remain above our historical levels for these credit metrics.  The 180 basis points (annualized) decrease in the third quarter’s net charge-off ratio was at least 100 basis points greater than the previous two quarterly reductions.  Additionally, our net charge-offs as a percent of average net loans (annualized) for the first nine months of the current fiscal year loss ratio was approximately 110 basis points greater when compared with the average ratio for the corresponding three quarters of fiscal 2005 through 2008.  Based on the continued softness in the economy, we cannot predict when or if we will return to more historical loan loss ratios, yet believe that our current reserves are adequate at current loss levels.”

MORE

WRLD Reports Record Third Quarter

January 28, 2010

The Company’s general and administrative expenses were $55.5 million in the current quarter, a 7.4% increase over the $51.7 million in the prior year quarter.  This represents 49.5% of total revenues during the current fiscal quarter compared with 52.2% for last year. The improvement resulted from the strong growth in revenues combined with reduced start-up costs associated with a lower number of branch openings in fiscal 2010 compared with the first nine months of fiscal 2009.  The Company opened or acquired 32 new offices during the current year compared with 85 during the same period of the prior year.

Other key return ratios for the third quarter included a 12.2% return on average assets (on a trailing four quarters) and a return on average equity of 22.6% (on a trailing four quarters).

Nine-Month Results

For the first nine-months of the fiscal year, net income rose 45.9% to $44.0 million compared with $30.2 million for the nine months ended December 31, 2008.  Fully diluted net income per share rose 47.3% to $2.68 in fiscal 2010 compared with $1.82 for the first nine months of fiscal 2009.  The fiscal 2009 net income was revised from $32.7 million, or $1.98 per dilutive share, due to a change in an accounting principle as previously mentioned.

Total revenues for the first nine-months of fiscal 2010 rose 13.4% to $316.7 million compared with $279.3 million during the corresponding period of the previous year.  Net charge-offs increased $3.9 million, or 6.3%, compared with the prior year first nine-months.  Annualized net charge-offs as a percent of average net loans were 16.0% compared with 17.1% during the prior year nine-month period.

During the first nine-months of the fiscal year, the Company opened 32 offices and closed 1 office, resulting in a total of 975 offices at December 31, 2009.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 975 offices in 11 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-888-312-9852, passcode 4752518.  A simulcast of the conference call is also available on the Internet at http://tinyurl.com/yflbmtr or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Record Third Quarter

January 28, 2010

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Interest & fees	$97,610	$84,881	$274,218	$241,284
Insurance and other	14,700	14,280	42,528	38,019
Total revenues	112,310	99,161	316,746	279,303
Expenses:
Provision for loan losses	29,633	29,490	75,217	70,654
General and administrative expenses
Personnel	34,028	31,700	104,232	96,216
Occupancy & equipment	7,658	6,491	21,475	19,023
Data processing	475	573	1,503	1,743
Advertising	5,071	5,087	9,892	10,329
Intangible amortization	563	621	1,696	1,845
Other	7,742	7,244	21,828	19,730
	55,537	51,716	160,626	148,886
Interest expense	3,756	3,928	10,483	11,428
Total expenses	88,926	85,134	246,326	230,968
Income before taxes	23,384	14,027	70,420	48,335
Income taxes	8,633	5,164	26,423	18,183
Net income	$14,751	$8,863	$43,997	$30,152
Diluted earnings per share	$0.89	$0.54	$2.68	$1.82
Diluted weighted average shares outstanding	16,576	16,342	16,434	16,543

Consolidated Balance Sheets

(unaudited and in thousands)

	December 31,	March 31,	December 31,
	2009	2009	2008
ASSETS
Cash	$12,946	$6,260	$7,139
Gross loans receivable	838,864	671,176	736,234
Less: Unearned interest & fees	(223,441)	(172,743)	(194,872)
Allowance for loan losses	(47,679)	(38,021)	(42,576)
Loans receivable, net	567,744	460,412	498,786
Property and equipment, net	22,936	23,060	23,069
Deferred income taxes	13,027	12,251	13,681
Income taxes receivable	-	-	1,569
Goodwill	5,581	5,581	5,584
Intangibles	7,541	8,988	9,513
Other assets	10,350	9,542	9,162
	$640,125	$526,094	$568,503

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	262,494	197,041	276,734
Income tax payable	5,625	11,413	-
Accounts payable and accrued expenses	24,854	21,305	22,734
Total liabilities	292,973	229,759	299,468
Shareholders' equity	347,152	296,335	269,035
	$640,125	$526,094	$568,503

MORE

WRLD Reports Record Third Quarter

January 28, 2010

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Expenses as a percent of total revenues:
Provision for loan losses	26.4%	29.7%	23.7%	25.3%
General and administrative expenses	49.5%	52.2%	50.7%	53.3%
Interest expense	3.3%	4.0%	3.3%	4.1%

Average gross loans receivable	$785,167	$689,267	$742,518	$652,846

Average loans receivable	$577,553	$507,965	$547,060	$481,807

Loan volume	$674,095	$571,975	$1,783,646	$1,517,431

Net charge-offs as percent of average loans	17.8%	19.6%	16.0%	17.1%

Return on average assets (trailing 4 quarters)	12.2%	10.4%	12.2%	10.4%

Return on average equity (trailing 4 quarters)	22.6%	21.1%	22.6%	21.1%

Offices opened (closed) during the period, net	9	16	31	85

Offices open at end of period	975	923	975	923

END